Exhibit 10.1

SPONSOR LOCK-UP AND SUPPORT AGREEMENT

LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2026, by and among Hecate Energy Group, LLC, a Delaware limited liability company (the “Company”), EGH Acquisition Corp., a Cayman Islands exempted company (“SPAC”), EGH Sponsor LLC, Delaware limited liability company (“Sponsor”), Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) and Seaport Global Securities LLC (“Seaport”, and, together with CCM, Sponsor, the “Lock-Up Parties”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement, by and among the Company, the SPAC and Hecate Holdings, LLC (“Hecate”) dated as of January 21, 2026 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”);

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of (a) 5,000,000 SPAC Class B Shares and (b) 350,000 SPAC Private Placement Units (with each SPAC Private Placement Unit consisting of one SPAC Class A Share and one SPAC Private Share Right) (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Sponsor Shares”); and

WHEREAS, CCM is, as of the date of this Agreement, the sole legal owner of 120,000 SPAC Private Placement Units (with each SPAC Private Placement Unit consisting of one SPAC Class A Share and one SPAC Private Share Right) (the “CCM Shares”); and

WHEREAS, Seaport is, as of the date of this Agreement, the sole legal owner of 30,000 SPAC Private Placement Units (with each SPAC Private Placement Unit consisting of one SPAC Class A Share and one SPAC Private Share Right) (the “Seaport Shares” together with the SPAC Shares, the CCM Shares and any other SPAC Class A Shares or SPAC Class B Shares (collectively, “SPAC Shares”) (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by any Lock-Up Party after the date of this Agreement and prior to the Closing, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, the Company and SPAC have requested that the Lock-Up Parties enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties of each Lock-Up Party

Each Lock-Up Party hereby severally and not jointly represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization; Authority. If such Lock-Up Party is an entity, such Lock-Up Party has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Such Lock-Up Party is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified. If such Lock-up Party is an individual, such Lock-Up Party has full legal capacity and authority to enter into this Agreement.

1.2 Due Authorization. Such Lock-Up Party has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and such other Transaction Documents have been duly and validly authorized and no other corporate proceeding on the part of such Lock-Up Party is necessary to authorize this Agreement or any other Transaction Documents or such Lock-Up Party’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by such Lock-Up Party), duly and validly executed and delivered by such Lock-Up Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes or will constitute, a valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, subject to the Remedies Exceptions.

1.3 Governmental Approvals. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Lock-Up Party with respect to such Lock-Up Party’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party, except for (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Lock-Up Party of its obligations under this Agreement.

1.4 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Document to which such Lock-Up Party is or will be a party do not and will not (a) conflict with or violate any provision of, or result in the breach of such Lock-Up Party’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding on or applicable to such Lock-Up Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any contract to which such Lock-Up Party is a party, (d) result in the creation of any Lien upon any of the properties or assets of such Lock-Up Party, (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any contract to which such Lock-Up Party is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which such Lock-Up Party is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Lock-Up Party of its obligations under this Agreement.

1.5 Subject Shares. Such Lock-Up Party is the sole legal owner of such Lock-Up Party’s Subject Shares described above, and all such Lock-Up Party’s Subject Shares are owned by such Lock-Up Party free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of SPAC, the Letter Agreement, the Business Combination Agreement or applicable federal or state securities laws. Such Lock-Up Party does not legally own any shares of SPAC other than the Lock-Up Party’s Subject Shares. Such Lock-Up Party has the sole right to vote the Lock-Up Party’s Subject Shares, and none of the Lock-Up Party’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Lock-Up Party’s Subject Shares, except as contemplated by this Agreement, the Letter Agreement, the Business Combination Agreement or the Organizational Documents of SPAC. “Letter Agreement” means the letter agreement among SPAC, the Sponsor and the officers and directors of the Sponsor dated May 8, 2025, as amended and supplemented to date.

1.6 Business Combination Agreement. Such Lock-Up Party understands and acknowledges that the Company and SPAC are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement. such Lock-Up Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to the Lock-Up Parties and the Company as follows:

2.1 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under, the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

2.2 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in the Business Combination Agreement and obtaining the Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in the Business Combination Agreement and obtaining the Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Documents or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Remedies Exceptions.

2.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the Business Combination Agreement and obtaining the Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Document to which SPAC is or will be a party, and the consummation of the Business Combination does not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

ARTICLE III
Representations and Warranties of the Company

The Company hereby represents and warrants to the Lock-Up Parties and SPAC as follows:

3.1 Corporate Organization. The Company has been duly organized and is validly existing and in good standing under the Laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

3.2 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in the Business Combination Agreement) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly authorized by the Company Board and, other than the consents, approvals, authorizations and other requirements described in the Business Combination Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by Company), duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes and will constitute, a valid and binding obligation of the Company, in accordance with its terms, subject to the Remedies Exceptions.

3.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the Business Combination Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Company of the Business Combination do not and will not (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding upon or applicable to the Company or any of its assets or properties, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any contract, (d) result in the creation or imposition of any Lien on any asset or property of the Company (other than Permitted Liens) or on any equity security of the Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which the Company is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.

ARTICLE IV
Agreement to Vote; Certain Other Covenants of Lock-Up Parties

Each Lock-Up Party severally and not jointly covenants and agrees during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Business Combination Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

4.1 Agreement to Vote.

(a)  In Favor of the Business Combination. At any meeting of the shareholders of SPAC called to seek the Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Proposals and any other transactions contemplated by the Business Combination Agreement and any other Transaction Documents is sought, such Lock-Up Party shall (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause such Lock-Up Party’s Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by granting its class consent and/or written consent, if applicable) such Lock-Up Party’s Subject Shares in favor of granting the Shareholder Approval or, if there are insufficient votes in favor of granting the Shareholder Approval, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date.

(b)  Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which such Lock-Up Party’s vote, consent or other approval is sought, such Lock-Up Party shall vote (or cause to be voted) such Lock-Up Party’s Subject Shares against (including by withholding its class consent and/or written consent, if applicable) (i) other than in connection with the Business Combination, any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Business Combination), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC or, in case of a public offering only, a newly-formed holding company of SPAC, (ii) any offer or proposal relating to a Alternative Transaction, and (iii) any amendment of the Organizational Documents of SPAC or other proposal or transaction involving SPAC, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, or prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

(c)  Revoke Other Proxies. Such Lock-Up Party represents and warrants that any proxies or powers of attorney heretofore given in respect of such Lock-Up Party’s Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of SPAC and the Letter Agreement.

(d)  Irrevocable Proxy and Power of Attorney. Such Lock-Up Party hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as such Lock-Up Party’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Lock-Up Party, to vote such Lock-Up Party’s Subject Shares, or grant a written resolution or consent in respect of such Lock-Up Party’s Subject Shares, in a manner consistent with Section 4.1(a). Such Lock-Up Party understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement. Such Lock-Up Party hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given solely in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Lock-Up Party under this Agreement. Such Lock-Up Party hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Such Lock-Up Party hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS. The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.

4.2 No Transfer. During the Exclusivity Period, other than (x) pursuant to this Agreement (including in connection with Sections 5.1(a) and 5.2), (y) upon the consent of the Company and SPAC or (z) to an Affiliate of such Lock-Up Party (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Lock-Up Party was with respect to such transferred Subject Shares), such Lock-Up Party shall not, directly or indirectly, (a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”), other than pursuant to the Business Combination, (b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Business Combination Agreement or any other Transaction Documents, or the voting and other arrangements under the Organizational Documents of SPAC, (c) take any action that would reasonably be expected to make any representation or warranty of such Lock-Up Party herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Lock-Up Party from performing its obligations hereunder, or (d) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Lock-Up Party agrees with, and covenants to, the Company and SPAC that such Lock-Up Party shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of such Lock-Up Party’s Subject Shares.

4.3 Waiver of Dissenters’ Rights. Such Lock-Up Party hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Business Combination Agreement.

4.4 No Redemption. Such Lock-Up Party irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Lock-Up Party shall not elect to cause SPAC to redeem any of such Lock-Up Party’s Subject Shares now or at any time legally or beneficially owned by such Lock-Up Party, or submit or surrender any of such Lock-Up Party’s Subject Shares for redemption, in connection with the Business Combination.

4.5 New Shares. In the event that prior to the Closing (a) any SPAC Shares or other shares of SPAC are issued or otherwise distributed to such Lock-Up Party pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (b) such Lock-Up Party acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans or (c) such Lock-Up Party acquires the right to vote or share in the voting of any SPAC Shares or other shares of SPAC after the date of this Agreement (collectively, the “New Securities”), the term “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of such Lock-Up Party’s Subject Shares may be changed or exchanged into).

4.6 Sponsor Letter Agreement. Each Lock-Up Party and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except with the written consent of Parent.

4.7 Additional Matters. Such Lock-Up Party shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (b) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC, Delaware General Corporation Law or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Business Combination.

4.8 Waiver of Anti-Dilution Protection. Such Lock-Up Party hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any adjustment of the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to Article 17 of the SPAC Memorandum and Articles of Association in connection with the Business Combination.

4.9 Consent to Disclosure. Such Lock-Up Party consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Business Combination or any other transactions contemplated by the Business Combination Agreement or this Agreement, such Lock-Up Party’s identity and ownership of such Lock-Up Party’s Subject Shares, the existence of this Agreement and the nature of such Lock-Up Party’s commitments and obligations under this Agreement, and such Lock-Up Party acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Lock-Up Party agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such Lock-Up Party agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Lock-Up Party shall become aware that any such information shall have become false or misleading in any material respect.

ARTICLE V
Other Agreements

5.1 Vesting & Lock-Up Provisions.

(a)  Subject to the exceptions set forth herein, from the Closing until the date that is one year after the Closing Date (the “Lock-Up Period”), Sponsor agrees not to, and to cause each of its senior managers, major shareholders and affiliates (collectively the “Sponsor Related Persons”) not to, without the prior written consent of the SPAC Board, Transfer any shares of Class A Common Stock received by Sponsor or any Sponsor Related Person in respect of the 5,000,000 Class B Shares held by Sponsor or any Sponsor Related Person (the “Locked-Up Shares”); provided, however, (x) from and after the date that is six months after the Closing, the Sponsor Related Persons may Transfer up to 10% of the Locked-Up Shares; (y) from and after the date that is nine months after the Closing, the Sponsor Related Persons may Transfer up to an additional 5% of the Locked-Up Shares; and (z) if any other holder of securities of the SPAC enters into an agreement relating to the subject matter set forth in this Section 5.1 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Lock-Up Parties or any permitted transferee (or any subsequent permitted transferee). The parties agree that the transfer restrictions set forth in this Section 5.1 shall apply, to the Lock-Up Parties in lieu of the transfer restrictions applicable to the Lock-Up Parties set forth in paragraph 8 of the Letter Agreement. The Parties agree that the shares of Class A Common Stock issued in respect of the 350,000 SPAC Private Placement Units issued to Sponsor, the 120,000 SPAC Private Placement Units issued to CCM and the 30,000 SPAC Private Placement Units issued to Seaport shall not be Locked-Up Shares under this Agreement, but that such shares shall not be Transferred between the Closing and 30 days following the Closing.

(b)  Notwithstanding anything set forth in Section 5.1(a), Sponsor agrees that, from and after the Closing, all shares of Class A Common Stock received by Sponsor in respect of the 5,000,000 Class B Shares held by Sponsor (such shares, the “At-Risk Shares”) shall be unvested and shall not vest and Sponsor shall not Transfer any such At-Risk Shares unless, until, with respect to the At-Risk Shares described below the following events have occurred (the “Vesting”), and upon Vesting the corresponding At-Risk Shares (the “Vested Shares”) shall no longer be subject to surrender and forfeiture pursuant to this Section 5.1(b). The At-Risk Shares do not vest in accordance with the terms of the this Section 5.1 on or prior to the fourth anniversary of the Closing of the Combination Agreement shall be forfeited by the holders thereof and shall be automatically cancelled on such date.

(i)	In the event that the Combination Agreement is Closed, the following number At-Risk Shares (“Tranche A Shares”) shall Vest and become Vested Shares. If Cash Value equals $50,000,000 or more, 80% of the At-Risk Shares shall Vest and become Vested Shares. If Cash Value is less than $50,000,000, no at-Risk Shares will vest upon the Closing, and any future vesting shall be subject to clauses (ii) through (iv) below. One half of the At-Risk Shares that did not Vest shall become “Tranche B Shares” and one half of the At-Risk Shares that did not Vest shall become “Tranche C Shares”.

(ii)	If, subsequent to Closing of the Business Combination and prior to the fourth anniversary of the Closing of the Business Combination, the SPAC VWAP equals or exceeds $12.00, the Tranche B Shares shall Vest and become Vested Shares.

(iii)	If, subsequent to Closing of the Business Combination and prior to the fourth anniversary of the Closing of the Business Combination, the SPAC VWAP equals or exceeds $13.00, the Tranche C Shares shall Vest and become Vested Shares.

(iv)	Notwithstanding the foregoing, if, prior to the Tranche B Shares or Tranche C Shares Vesting, Parent or any other holder of Company Units (each a “Reporting Person”) files one or more Form 4s with the SEC reporting aggregate sales of shares of SPAC Class A Common Stock since the Closing of the Business Combination equal to the lesser of (x) 5% of the aggregate SPAC Class A Common Stock owned by all Reporting Persons, directly or indirectly, at the Closing of the Business Combination and (y) an aggregate value of $25,000,000 or more, all of the Tranche B Shares or Tranche C Shares that have not previously Vested shall then Vest and become Vested Shares.

Upon the fourth (4th) anniversary of the Closing, if any of the Tranche B Shares or Tranche C Shares have not Vested in accordance with this Section 5.1(b), such At-Risk Shares shall be immediately and automatically cancelled and forfeited by Sponsor and each Sponsor-Related Person (or holder thereof). Sponsor shall not Transfer any At-Risk Shares unless, until and only to the extent that, such At-Risk Shares have vested in accordance with this Section 5.1(b), provided, however, upon 30 days prior written notice to the Company, Sponsor may Transfer At-Risk Shares pursuant to pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents, provided that prior to the completion of any such transfers, any transferee of such At-Risk Shares, must enter into a written agreement with the Company and SPAC, in substantially the form of this Agreement, agreeing to be bound by the obligations of the Sponsor with respect to such shares under this Agreement, including the provisions of Section 5.1.

(c)  For purposes of this Agreement, (x) “SPAC VWAP” means the volume weighted average SPAC Share Trading Price for any twenty (20) Trading Days within a thirty (30) Trading Day period, (y) “Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded, and (z) “SPAC Share Trading Price” means, at any given time, the trading price per share of SPAC Class A Common Stock as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(d)  In the event that after the Closing and prior to the fourth (4th) anniversary of Closing of the Business Combination, there is a Change of Control and the Tranche B Shares or the Tranche C Shares have not previously Vested, then corresponding VWAP threshold shall be deemed to have been achieved with respect to the Tranche B Shares and the Tranche C Shares and all of such shares shall Vest. In the event the VWAP threshold would be deemed to be achieved pursuant to this Section 5.1(d), the VWAP threshold shall be deemed to be satisfied immediately prior to the consummation of the Change of Control and the applicable At-Risk Shares shall receive the same consideration per share as the shares of SPAC Class A Common Stock receive in the Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning that it does in the Tax Receivable Agreement between the SPAC (following its domestication as a Delaware corporation), the TRA Holders and the Agent described therein, to be entered into upon the Closing of the Business Combination.

(e)  The restrictions set forth in Section 5.1(a) (the “Lock-Up Restrictions”) shall not apply to the following:

(i) Transfers to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates;

(ii) in the case of an individual, Transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such person;

(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v) [Intentionally Omitted];

(vi) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents;

(vii) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(viii) transfers made in connection with any transaction pursuant to which the SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Class A Common Stock for cash, securities or other property;

(ix) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (vii);

(x)  Transfers to SPAC for no value for cancellation in connection with the Closing,

(xi)  [Intentionally omitted];

(xii)  [Intentionally omitted];

(xiii)  the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by Sponsor pursuant to such Trading Plan during the Lock-Up period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period; or

(xiv)  transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Business Combination do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction;

provided, however, that in the case of clauses (i) through (iv), (vi), (vii) and (xi) these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(f)  For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period with respect to SPAC Class A Common Stock it owns, including the right to receive dividends with respect thereto and to vote any Locked-Up Shares.

(g)  In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

ARTICLE VI
General Provisions.

6.1 Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Company and SPAC in accordance with Section 11.02 of the Business Combination Agreement and to the Lock-Up Parties at the address set forth below (or at such other address for a party as shall be specified by like notice):

EGH Sponsor LLC
7901 4th Street North Suite No. 12820

St. Petersburg, Forida 33702

Attention: Andrew B. Lipsher & Vincent T. Cubbage

Email: drew@energygrowthholdings.com; vince@energygrowthholdings.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

800 Capitol Street

Suite 2200

Houston, Texas 77002

Attention: Michael Dorf & Bill Nelson

Email: mdorf@aoshearman.com; bill.nelson@aoshearman.com

Cohen & Company Capital Markets,

a division of J.V.B. Financial Group, LLC

3 Columbus Circle, 24th Floor

New York, NY 10019

Attn: General Counsel

Email: gc@cohenandcompany.com

Seaport Global Securities LLC

360 Madison Avenue

22nd Floor

New York, NY 10017

Attn: Jack Mascone

Email: jmascone@seaportglobal.com

6.2 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.

6.3 Miscellaneous. The provisions of Article XI (other than Section 11.06) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

6.4 Legends. The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations (a) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, (b) pertaining to the vesting, forfeiture and transfer provisions herein from the book-entries evidencing any At-Risk Shares at the time any such share is no longer subject to the vesting, forfeiture and transfer provisions set forth in Section 5.1(b) (any such Locked-Up Share and/or At-Risk Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted SPAC Class A Common Stock or so that the Free Shares are in a like position. Any holder of a Locked-Up Share and/or At-Risk Share is an express third-party beneficiary of this Section 6.4 and entitled to enforce specifically the obligations of the Company set forth in this Section 6.4 directly against the Company. The Company shall also cooperate with Sponsor with respect to Sponsor’s distribution of Locked-Up Shares and At-Risk Shares to the owners of the Sponsor in an orderly manner, provided such transferees agree to become bound by the terms of this Agreement on the same terms applicable to the Sponsor.

6.5 Termination. This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Business Combination Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share and/or At-Risk Share has any rights or obligations hereunder; provided that, in the event that the Business Combination Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III and Article IV (other than Section 4.3, Section 4.9 and Section 4.10 which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

SPAC

EGH ACQUISITION CORP.

By:	/s/ Andrew B. Lipsher
Name: Andrew B. Lipsher
Title: Chief Executive Officer

COMPANY

HECATE ENERGY GROUP, LLC

By:	/s/ Chris Bullinger
Name: Chris Bullinger
Title: President & Chief Executive Officer

SPONSOR

EGH SPONSOR LLC

By:	/s/ Andrew B. Lipsher
Name: Andrew B. Lipsher
Title: Chief Executive Officer

CCM

COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF J.V.B. FINANCIAL GROUP, LLC

By:	/s/ Jerry Serowik
Name: Jerry Serowik
Title: Senior Managing Director

SEAPORT

SEAPORT GLOBAL SECURITIES LLC

By:	/s/ Jack Mascone
Name: Jack Mascone
Title: Head of Capital Markets